Exhibit 99.1

    FOR IMMEDIATE RELEASE

Yahoo! Updates First Quarter 2001 Financial Guidance

Company Begins Search for New Chief Executive Officer;
Koogle to Remain Chairman of the Board;
Company Announces Stock Repurchase Program

    SANTA CLARA, Calif.—March 7, 2001—Yahoo! Inc. (Nasdaq: YHOO) today updated previously reported financial guidance for its first quarter financial results. Yahoo! also announced that its Board of Directors and senior management have initiated a search for a new chief executive officer and have authorized a stock repurchase program.

    Yahoo! now expects first quarter 2001 revenues will be in the range of $170 million to $180 million. The company expects first quarter pro-forma EBITDA and net income to be approximately break-even. Yahoo! said that its revised guidance for the quarter primarily is the result of the weakening macroeconomic climate, and the resulting shortfall in marketing spending by customers due to the economic uncertainty. In addition, the transition in the company's customer base from pureplay Internet businesses to more traditional companies, which have a longer media planning cycle, is occurring more rapidly than anticipated.

    "All businesses in the United States are facing challenging economic conditions that have weakened further in recent weeks, and as consumer confidence and spending has deteriorated, a broad range of customers have delayed their spending across all media formats until their economic outlook improves," said Tim Koogle, Yahoo!'s chairman and CEO. "As a result, we expect revenues and profits to be reduced most significantly in the marketing services area of our business in the first quarter."

    "We remain confident that Yahoo!'s strong set of core assets will enable us to manage and execute through this short-term environment and emerge from it even stronger in the long-term," Koogle said. "Our user base, page views and time spent per user continue to grow, and our Business and Enterprise Services business is solid."

    "Even though Yahoo! is currently being affected by both the weak economy and a client base that is transitioning to traditional marketers, we remain confident that our business model will continue to demonstrate its effectiveness," said Susan Decker, chief financial officer and senior vice president of finance and administration. "Our balance sheet is extremely strong, providing us with another solid foundation from which to weather the current environment. We are evaluating our operating plans and investment priorities to determine which operational changes to pursue that will lead to long-term shareholder value."

    Yahoo!'s regularly scheduled first quarter earnings report is scheduled for April 11, 2001, at which time the company intends to provide updated fiscal year 2001 financial guidance.

Chief Executive Search Initiated

    Yahoo! also announced it has initiated an external search for a new chief executive officer to bolster and augment the current executive management team. Spencer Stuart & Associates, a world leader in senior executive search, has been chosen to lead the recruiting effort and will work with Yahoo!'s Board of Directors search committee.

    "Yahoo! has grown tremendously over the past six years. The Board and I have decided to continue to proactively building out our senior management bench strength across the company in order to prepare for our next stage of growth," said Koogle. "We are excited about bringing in great new talent to complement our existing team. The ideal candidate will have the proven ability to grow a global business, as well as the vision, long-term drive and passion that are all hallmarks of Yahoo!. I will continue as chairman and CEO until we complete our search, at which time I will remain as chairman."

    Yahoo! has made significant appointments to its executive team in recent weeks, including a senior vice president of the company's media unit; senior vice president of major initiatives; a general manager of Yahoo!'s direct marketing business in North America; a vice president of sales for its Business and Enterprise Services organization; and a new managing director for Yahoo! Canada.

Stock Repurchase Program Approved

    Yahoo! also today announced that its Board of Directors has authorized a stock repurchase program. Yahoo! may acquire up to $500 million of its outstanding common stock in the open market from time to time over the next two years, depending on market conditions, share price and other factors. As of March 1, 2001, Yahoo! had approximately 565 million shares of common stock outstanding.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 180 million individuals each month worldwide. As the first online navigational guide to the Web, http://www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the most recognized and valuable Internet brand globally, and is ranked the No. 38 leading consumer brand worldwide. The company also provides online business and services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    The matters discussed in this release contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance for the first fiscal quarter and the year, as well as forward looking statements regarding Yahoo!'s operational and strategic plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales,; the actual increases in demand by customers for Yahoo!'s branded services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions; and the dependence on third parties for technology, content and distribution. Yahoo! makes these forward looking statements as of the date of this release and undertakes no obligation to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1999, and Yahoo!'s quarterly report on Form 10-Q for the three- and nine-month periods ended Sept. 30, 2000, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission. Additional information will also be set forth in those sections in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 2000, which will be filed with the Securities and Exchange Commission by March 31, 2001.

# # #

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Contacts:
Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com
Heather Gore, Fleishman-Hillard, (415) 356-1021, goreh@fleishman.com
Diane Hunt, Corporate Communications, Yahoo!, (408) 731-3441, diane@yahoo-inc.com
Andrea Klipfel, Investor Relations, Yahoo!, (408) 731-3402, andrea@yahoo-inc.com